Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of August 19, 2015, between TREDEGAR CORPORATION, a Virginia corporation (the “Company”) and MARY JANE HELLYAR (the “Executive”).

WHEREAS, the Executive has advised the Company of her desire to retire from the employment of the Company and all of its affiliates; and

WHEREAS, the Executive has advised the Company that she is willing to postpone her retirement and continue employment with the Company in order to assist the Company with transitional and other matters; and

WHEREAS, the Company acknowledges that the Executive has made significant contributions to the growth and success of the Company; and

WHEREAS, the Company is willing to enter into this Agreement and to provide the Benefits described herein in recognition of the Executive’s contributions to the growth and success of the Company and the Executive’s willingness to postpone her retirement in order to assist the Company with transitional and other matters;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement and the Benefits the Company agrees herein to pay the Executive and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.    The Company and the Executive agree that the Executive will retire and resign from all positions and employment with the Company and its affiliates on November 13, 2015, or such other date that is mutually agreeable to the Company and the Executive (but in no event later than December 31, 2015 (the “Separation Date”).

2.     If the Executive’s employment with the Company continues until the Separation Date and if the release and waiver of claims attached hereto as Exhibit I (the “Release”) becomes binding and irrevocable in accordance with Section 8, then (a) on the first regularly scheduled Company payroll date that is in 2016 and after the Effective Date (as defined in Section 8), the Company shall make a single sum cash payment to the Executive of Two Hundred Eighty-Seven Thousand Six Hundred One and 75/100 Dollars ($287,601.75), less applicable deductions for income and employment taxes and other authorized deductions; (b) 6,700 shares of Company common stock awarded to the Executive on February 21, 2013 shall be vested and nonforfeitable on the Effective Date; (c) 5,908 shares of Company common stock awarded to the Executive on March 28, 2014 shall be vested and nonforfeitable on the Effective Date and (d) 4,701 shares of

Company common stock awarded to the Executive on March 5, 2015 shall be vested and nonforfeitable on the Effective Date (collectively, the “Benefits”).

3.    The Executive’s right to receive vested payments and benefits under any other plan, program or arrangement maintained by the Company or an Affiliate (including, without limitation, the Tredegar Corporation Retirement Income Plan or the Savings Plan Benefit Restoration Plan for Employees of Tredegar Corporation, as applicable) shall be governed by the terms of such other plan, program or arrangement that are applicable to terminated employees. The Executive’s rights under any outstanding options to purchase Company common stock or equity awards (other than the awards identified in Section 2) shall be governed by the applicable award agreement.

4.    On the first regularly scheduled Company payroll date after the Separation Date, the Company shall pay to the Executive a lump sum cash payment, less applicable deductions for income and employment taxes and other authorized deductions, in respect to the Executive’s accrued but unpaid base salary earned through the Separation Date.

5.    Within ninety (90) days after the Separation Date, the Executive shall submit to the Company (together with requisite documentation) reimbursement claims for all reasonable business expenses incurred but not previously reimbursed in connection with the performance of her duties through the Separation Date, which expenses shall be promptly reimbursed in accordance with the Company’s policies for expense reimbursement. The Executive shall not incur any such expenses after the Separation Date.

6.    The Company shall provide the Executive with rights to indemnification and D&O insurance on the same terms and conditions that it provides such indemnification and insurance coverage to its officers and directors.

7.    Within ten (10) business days after the Separation Date the Executive shall return to the Company all Company property in her possession or control and all documents (electronic or otherwise) that are Company property or contain proprietary or confidential information of the Company or any of its affiliates.

8.    The Benefits will be paid or provided if, and only if, the Executive signs the Release and the Effective Date of the Release is no later than thirty (30) days after the Separation Date. The Executive agrees that the Release cannot be signed before the Separation Date. For purposes of this Agreement, the term “Effective Date” means the date that the Release becomes binding and irrevocable (without a prior revocation by the Executive).

9.    The Executive acknowledges that the Severance Benefits are in exchange for the Executive’s commitments and obligations set forth in this Agreement, Section 3 of the Amended and Restated Severance Agreement entered into between the Company and the Executive effective as of February 3, 2014 (the “Severance Agreement”), and the “Secrecy Agreement” (defined in Section 3.05 of the Severance Agreement), and exceed any amounts to which she would be entitled under any law, regulation, contract or any policy or benefit plan of the Company or an Affiliate. The Executive agrees that except for the Benefits and other amounts payable in accordance with this Agreement or with respect to any vested payments or benefits under any employee benefit plan of the Company or an Affiliate in which she participates, she is not entitled to any other compensation or benefits of any amount, form or nature from the Company or its Affiliates. The Executive reaffirms her commitments and obligations under Section 3 of the Severance Agreement. The Executive agrees that the restrictions set forth in Section 3 of the Severance Agreement are fair and reasonable in time, function, customer base and geography and are no greater than necessary to protect the legitimate business interests of the Company and its Affiliates. The Executive reaffirms her commitments and obligations under the Secrecy Agreement.

10.    The Executive agrees that she will in no way disparage any “Released Party” (as defined in the Release) to any person or entity, and that at all times she will conduct herself in a manner intended and reasonably designed to promote and preserve the goodwill and reputation of each Released Party. The Executive further agrees to reasonably cooperate with and assist the Company and each of its affiliates in any legal dispute or regulatory matter in which the Company or an affiliate may become involved, including providing information, documents, submitting to depositions, and providing testimony, if requested, related to events which predate this Agreement. The Company’s requests for cooperation shall not materially interfere with work, civic or other responsibilities of the Executive. The Company shall pay any expenses incurred by the Executive in connection with such cooperation. The Company agrees that it will not disparage the Executive.

11.    This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. The exclusive venue for the resolution of any disputes relating to this Agreement shall be the United States District Court for the Eastern District of Virginia or any court of the Commonwealth of Virginia sitting in the City of Richmond, Virginia.

12.    This agreement supersedes all prior agreements, representations, discussions, and understandings concerning the subject matter addressed in this Agreement, including but not limited to, all provisions of the Severance Agreement, except that Section 3 and Section 5 of the Severance Agreement and the Secrecy Agreement shall remain in full force and effect in accordance with its terms. Except for Section 3 and Section 5 of the Severance Agreement and the Secrecy Agreement, all provisions of the Severance Agreement are hereby terminated.

13.    If for any reason this Agreement and the Release shall not take effect or if the Release is revoked by the Executive during the seven (7) day period following her execution of the Release, the Executive shall have no rights to the Benefits.

14.    The Company may withhold from the Benefits all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling, as well as authorized or required deductions. When shares of Company common stock become vested under Section 2, the Company shall satisfy the applicable tax withholding requirements by withholding the number of shares of Company common stock with a fair market value equal to the applicable tax withholding amount.

15.    This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Company’s Board of Directors (the “Board”) and without requiring the Executive’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 12, the Board shall modify this Agreement in the least restrictive manner necessary. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. To the extent necessary to avoid accelerated income tax or penalties under Section 409A, with respect to any payments that are subject to Section 409A: (i) any payment that is scheduled to be paid within six (6) months after a Separation from Service shall accrue without interest and shall be paid on the first day of the seventh (7th) month beginning after the date of the Executive’s Separation from Service or, if earlier, within fifteen (15) calendar days after the appointment of the personal representative or executor of the Executive’s estate following her death, and (ii) in no event shall the timing of the Employee’s execution of this Agreement, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year.

16.    When either party desires or is required to give notice to the other party pursuant to any term of this Agreement, the notice shall be in writing and: (i) delivered personally; or (ii) sent by a nationally recognized overnight delivery service (such as, but not limited to, FedEx), all charges prepaid; or (iii) sent by United States Postal Service certified mail, return receipt requested, postage prepaid. All notices shall be delivered or sent to the address for each Party set forth below or such other address as either Party notifies the other in accordance with the terms of this Agreement. Notices shall be deemed to have been given upon receipt or refusal to accept by the party to which the notice is delivered or sent.

If to the Company: A. Brent King, Esq.
Vice President, General Counsel and Corporate Secretary
Tredegar Corporation
1100 Boulders Parkway
Richmond, VA 23225

If to the Executive: At the address currently reflected in the Company’s records.

17.    This Agreement may be executed in one or more counterparts, and each counterpart shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A faxed or .pdf-ed signature shall operate the same as an original signature.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the dates indicated below.

TREDEGAR CORPORATION	MARY JANE HELLYAR

By: ________________________________	______________________________________
Name: John D. Gottwald
Title: President and CEO

Dated: August 19, 2015	Dated: August 19, 2015

EXHIBIT I

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (the “Agreement”) is made by and between TREDEGAR CORPORATION, a Virginia corporation (the “Company”) and MARY JANE HELLYAR (the “Executive”).

In exchange for the mutual commitments and other consideration contained in this Agreement, the parties agree as follows:

1.    The Company and the Executive entered into the Agreement dated as of August 19, 2015 (the “Agreement”). Section 2 of the Agreement provides that the Company will pay valuable benefits to the Executive in accordance with the terms of the Agreement. As more fully described in the Agreement, those benefits include (a) a cash payment in an amount equal to Two Hundred Eighty-Seven Thousand Six Hundred One and 75/100 Dollars ($287,601.75) (less applicable deductions) and (b) accelerated vesting of 17,309 shares of Company common stock. The benefits described in clauses (a) and (b) (and more fully described in the Agreement) are referred to as the “Benefits.”

2.    The Company will pay or provide the Benefits to the Executive in accordance with the terms of the Agreement if, and only if, this Agreement is executed by the parties and becomes binding and irrevocable by the Executive.

3.    The Executive acknowledges that the Benefits are in exchange for her promises in this Agreement and the Benefits and exceed any amounts to which she would be entitled under any law, regulation, contract or any policy or benefit plan of the Company or an affiliate. The Executive agrees that except as specifically stated herein, in the Agreement or an employee benefit plan of the Company or an affiliate in which she participates, she is not entitled to any other compensation or benefits of any amount, form or nature from the Company or its Affiliates.

4.    The Executive agrees that she will in no way disparage any Released Party (as defined in Section 7 below) to any person or entity, and that at all times she will conduct herself in a manner intended and reasonably designed to promote and preserve the goodwill and reputation of each Released Party. The Executive further agrees to reasonably cooperate with and assist the Company and each affiliate in any legal dispute or regulatory matter in which the Company or an affiliate may become involved, including providing information, documents, submitting to depositions, and providing testimony, if requested, related to events which predate this Agreement. The Company agrees that it will not disparage the Executive and shall respond to any future request for a job reference by solely providing the Executive’s title and dates of employment with the Company.

5.    The Executive reaffirms her commitments and obligations under Section 3 of the Amended and Restated Severance Agreement entered into by the Company and the Executive as of February 3, 2014 (the “Severance Agreement”). Executive agrees that the restrictions set forth in Section 3 of the Severance Agreement are fair and reasonable in time, function, customer base and geography and are no greater than necessary to protect the legitimate business interests of the Company and its affiliates.

6.    The Executive reaffirms her commitments and obligations under the Secrecy Agreement (as defined in the Severance Agreement).

7.    The Executive, on behalf of herself, her heirs, personal representatives and assigns, forever releases the Released Parties from any and all obligations, claims, demands, causes of action, damages, or liabilities of any kind or nature whatsoever arising out of her employment with the Company and its Affiliates, including the termination of that employment, or arising out of any other event, act or communication occurring prior to the Termination Date, including all matters and things now known and all matters and things which may hereafter be discovered, if such there be. This release includes, without limitation, all claims for attorneys' fees and punitive or consequential damages and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the Age Discrimination in Employment Act and the Older Workers' Benefit Protection Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Civil Rights Act of 1991; the Fair Labor Standards Act; the Equal Pay Act; the Immigration and Reform Control Act; the Uniform Services Employment and Re-Employment Act; the Rehabilitation Act of 1973; any "whistleblower" or retaliation claims (to the extent permitted by applicable law); Executive Order 11246; the Virginia Human Rights Act; the Virginians with Disabilities Act; Virginia’s state genetic testing law; the Virginia Equal Pay law; the Virginia Occupational Safety and Health Act; the Virginia Fraud Against Taxpayers Act; the Virginia Minimum Wage Act; and/or the Virginia Payment of Wage Law. The Executive further agrees to waive any claim for employment with the Company or an affiliate, and covenants not to seek employment with the Company or an affiliate in the future. Notwithstanding the preceding sentences of this Section 7, this Agreement shall not prevent the Executive from enforcing any rights that she may have with respect to this Agreement or the payment of the Benefits or with respect to the payment of any vested payments or benefits payable to her as a terminated employee under, and in accordance with, the terms of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended). For purposes of this Agreement, the term “Released Parties” means the Company, its affiliates, the successors and assigns of the Company or an affiliate, the past, present and future directors, executive committee members, officers, managers, employees, agents and representatives of the Company or an affiliate and the employee benefit plans (as defined above) of the Company or an affiliate and the plan administrators, fiduciaries and agents of each such plan, in their individual and representative capacities. The term “Released Party” means each of the foregoing persons or entities. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that nothing in this Agreement shall be construed to release any claims or prohibit the exercise of any rights by the Executive that the Executive may not waive or forego as a matter of law. The Executive represents that the Executive has no complaints, charges or lawsuits currently pending against Released Parties arising out of or relating to her employment. The Executive further covenants and agrees that neither the Executive nor her heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Released Parties arising out of any of the matters released in this Section 7.

8.    This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. The exclusive venue for the resolution of any disputes relating to this Agreement shall be the United States District Court for the Eastern District of Virginia or any court of the Commonwealth of Virginia sitting in the City of Richmond, Virginia. This agreement supersedes all prior agreements, representations, discussions, and understandings concerning the subject matter addressed in this Agreement, including but not limited to, all provisions of the Severance Agreement, except that Section 3 and Section 5 of the Severance Agreement and the Secrecy Agreement shall remain in full force and effect in accordance with its terms. Except for Section 3 and Section 5 of the Severance Agreement and the Secrecy Agreement all provisions of the Severance Agreement are hereby terminated.

9.    The Executive acknowledges that (a) the Company has advised the Executive of her right to consult with an attorney prior to executing this Agreement, (b) the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) the Executive is entering into this Agreement, including the releases set forth in Section 7 of this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration.

10.    The Executive acknowledges that she has twenty-one (21) calendar days from the Separation Date (as defined in the Agreement) to consider this Agreement, although she may sign it sooner. The Executive acknowledges that she has seven (7) calendar days to revoke the terms of this Agreement following her execution of this Agreement and, by executing this Agreement, confirms her acceptance of those terms. Such revocation must be in writing and must be e-mailed to A. Brent King at brent.king@tredegar.com, with a copy to Anita de Lorme at anita.delorme@tredegar.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. Provided that the Executive does not revoke this Agreement during the seven (7) calendar day period following her execution of this Agreement, this Agreement shall become binding and irrevocable on the eighth (8th) calendar day following her execution of this Agreement (the “Effective Date”).

11.    If for any reason this Agreement and the release and waiver set forth herein shall not take effect or if this Agreement is revoked by the Executive during the seven (7) day period following her execution of this Agreement, the Executive shall have no rights to the Benefits.

12.    When either party desires or is required to give notice to the other party pursuant to any term of this Agreement, the notice shall be in writing and: (i) delivered personally; or (ii) sent by a nationally recognized overnight delivery service (such as, but not limited to, FedEx), all charges prepaid; or (iii) sent by United States Postal Service certified mail, return receipt requested, postage prepaid. All notices shall be delivered or sent to the address for each Party set forth below or such other address as either Party notifies the other in accordance with the terms of this Agreement. Notices shall be deemed to have been given upon receipt or refusal to accept by the party to which the notice is delivered or sent.

If to the Company: A. Brent King, Esq.
Vice President, General Counsel and Corporate Secretary
Tredegar Corporation
1100 Boulders Parkway
Richmond, VA 23225

If to the Executive: At the address currently reflected in the Company’s records.

13.    This Agreement may be executed in one or more counterparts, and each counterpart shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A faxed or .pdf-ed signature shall operate the same as an original signature.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the dates indicated below.

TREDEGAR CORPORATION	MARY JANE HELLYAR

By: ________________________________	______________________________________
Name: John D. Gottwald
Title: President and CEO

Dated: August 19, 2015	Dated: August 19, 2015